1 Autolus Therapeutics Appoints Ryan Richardson to Board of Directors LONDON & Gaithersburg, MD, December 1, 2025 -- Autolus Therapeutics plc (Nasdaq: AUTL), an early commercial stage biopharmaceutical company developing, manufacturing and delivering next-generation programmed T cell therapies, today announced the appointment of Ryan Richardson to the Company’s Board of Directors. Mr. Richardson brings more than 20 years of strategy and corporate development experience and in the healthcare and investment banking industries to Autolus’ Board. “Autolus has entered a new phase of growth as a commercial-stage company. Ryan’s deep experience guiding corporate strategy and development will be invaluable to our organization as we continue the momentum of our first commercial launch, and maximize the significant opportunity we have to expand obe-cel’s reach in new indications in a focused and efficient manner,” said Dr. Christian Itin, Autolus CEO. “Autolus is well-positioned with a foundation of strong clinical data supporting growth in current and future indications, supported by proven CAR T manufacturing expertise and established commercial capabilities. I look forward to contributing to the direction of the Company to expand obe-cel’s opportunity to reach increasing numbers of patients in need,” said Mr. Richardson. Mr. Richardson previously served as Chief Strategy Officer and member of the Management Board of BioNTech during his tenure from September 2018 to September 2025. In addition to leading BioNTech’s Corporate Development and Strategy, Capital Markets, and Investor Relations functions, Mr. Richardson played a central role in BioNTech’s global expansion and transition to a commercial stage company, including its Initial Public Offering, subsequent private placement and follow-on equity financings, and multiple strategic business development and M&A transactions. He served as Chairman of the Board of Directors of Instadeep Ltd., a leading global technology company active in the field of artificial intelligence and machine learning, following BioNTech’s acquisition in 2023. Prior to BioNTech, Mr. Richardson was an Executive Director in J.P. Morgan’s Global Healthcare Investment Banking team in London, where he worked on a wide range of strategic transactions from 2011 to 2018. Earlier in his career, Mr. Richardson served as a life sciences management consultant and health economist. He was the recipient of the 2004 Robert. R. Bosch Fellowship and a recipient of the 2018 Eisenhower Zhi-Xing Fellow in China. Mr. Richardson holds an International MBA from the University of Chicago Booth School of Business, an M.Sc. from the London School of Economics, and a B.S. from the University of Kansas. EX-99.1

2 About Autolus Therapeutics plc Autolus Therapeutics plc (Nasdaq: AUTL) is an early commercial-stage biopharmaceutical company developing, manufacturing and delivering next-generation T cell therapies and candidates for the treatment of cancer and autoimmune disease. Using a broad suite of proprietary and modular T cell programming technologies, Autolus is engineering precisely targeted and controlled T cell therapies that are designed to better recognize target cells, break down their defense mechanisms and eliminate these cells. Autolus has a marketed therapy, AUCATZYL®, and a pipeline of product candidates in development for the treatment of hematological malignancies, solid tumors and autoimmune diseases. For more information, please visit www.autolus.com. Contact: Amanda Cray +1 617-967-0207 a.cray@autolus.com